10.44 November 1, 2011 two year Manufacturing Agreement with Agilent Technologies Singapore International for the sale of product to Agilent.

Confidential portion(s) of this document have been redacted pursuant to protection as "confidential" under Exemption 4 of the Freedom of Information Act, 5 U.S.C. § 552(b)(4). A request for confidential treatment has been filed separately with the SEC.

MANUFACTURING AGREEMENT

BY

AND

BETWEEN

AGILENT TECHNOLOGIES SINGAPORE INTERNATIONAL

AND

CUI Inc

DATED

November 1st, 2011

TABLE OF CONTENTS

MANUFACTURING AGREEMENT

This Manufacturing Agreement ("Agreement") is entered into by and between AGILENT TECHNOLOGIES SINGAPORE INTERNATIONAL. ("Agilent"), a Singapore corporation, and CUI Inc ("Supplier"), an Oregon corporation, effective as of November 1, 2011 (the "Effective Date").

The Parties hereby agree as follows:

1. SCOPE OF AGREEMENT

1.1 General. This Agreement specifies the terms and conditions under which Supplier agrees to sell, license and support the Products described in this Agreement. The Products will either be sold separately or incorporated into Agilent Products for resale worldwide under Supplier's label or under Agilent's private label. The Products and the Agilent Products will be marketed, serviced, and supported by Agilent's field organization and channel partners, subject to Supplier's marketing, service, and support obligations pursuant to this Agreement.

1.2 Eligible Purchasers. This Agreement enables Eligible Purchasers to purchase Products from Supplier under the terms of this Agreement or a Product Addendum. Supplier will not, without the prior written approval of Agilent, allow any party other than an Eligible Purchaser to purchase Custom Products under the terms of this Agreement or any Product Addendum.

1.3 Term of Agreement. Unless otherwise terminated under Article 21, this Agreement will commence as of the Effective Date and will continue for *two (2) years* (the "Term"). This Agreement will renew automatically for *two (2) additional one-year periods* unless written notice is given by one party to the other party as to its intention not to renew this Agreement at least *sixty (60) days* before the end of the initial or any subsequent term. This Agreement will continue after its termination or expiration with respect to any Product Addendum already in place until such Product Addendum expires or is terminated.

1.4 Product Addenda. Whenever an Agilent business wants to add products to this Agreement or requires additional or different terms and conditions, such terms will be set forth in a Product Addendum signed by Supplier and Agilent. A form of Product Addendum is attached as Exhibit H. Each Product Addendum will be appended to this Agreement and incorporated herein. To the extent of any conflict between the terms of a Product Addendum and the terms of this Agreement, the terms of the Product Addendum will control and take precedence. If a Product Addendum is terminated, this Agreement and any other Product Addenda will not be affected.

2. DEFINITIONS

The following capitalized terms will have the meanings given for the purposes of this Agreement:

2.1 "Agilent Products" means the Agilent products or systems that will incorporate or be used in conjunction with the Products and that will be marketed and sold to end-user customers by Agilent and its distributors.

2.2 "Agilent Property" means all property that Agilent may provide to Supplier for assembly into Products, as well as any models, tools, equipment, copies of designs and documentation, and other materials, that may be furnished to Supplier by Agilent or on Agilent's behalf or separately paid for by Agilent for use by Supplier in connection with this Agreement. All Agilent Property will be considered "Bailed Property," which will remain the property of Agilent under the provisions set forth in Article 13.

2.3 "Applicable Trade Term" means the term defined in Incoterms 2000, agreed by the Parties, and documented in the Order.

2.4 "Blanket Purchase Agreement" or "BPA" means an open written or electronic purchase order issued by Eligible Purchaser to Supplier for purchase of Products over a specified period of time. A BPA is not binding until Supplier receives a Release.

2.5 "Delivery Date" means the date specified in an Order for the delivery of Products by Supplier to the destination required under the Order in accordance with the Applicable Trade Term.

2.6 "Documentation" means the user and technical manuals and other documentation that Supplier will make available with the Products.

2.7 "Eligible Purchasers" means Agilent and Agilent Subsidiaries and those Agilent Subcontractors listed in Exhibit B authorized to purchase Products under this Agreement or a Product Addendum as described in Section 1.2.

2.8 "Forecast" means Eligible Purchaser's estimate of its Product purchase requirements over a period of time designated by the Parties as further described in Section 3.4.

2.9 "Intellectual Property" or "IP" means copyrights, patents or patent applications, utility models, registered or unregistered designs or registered design applications, mask works, inventions, processes, trade secrets, proprietary technical information, Marks (registered or not) and other similar proprietary information.

2.10 "Lead Time" means the minimum period of time between the Order date and the Delivery Date.

2.11 "Marks" means the trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a party or its products.

2.12 "Noncomplying Product" means any Product received by an Eligible Purchaser or Agilent's customer that does not comply with the Specifications, the warranties specified in this Agreement, the requirements of an Order, or another provision of this Agreement. Noncomplying Products include, without limitation, dead-on-arrival products and any Product distributed to a customer that becomes defective or otherwise does not conform to the Specifications.

2.13 "Order" means a written or electronic purchase order or Release issued by an Eligible Purchaser to Supplier for purchase of Products.

2.14 "Parts" means the replacement parts, components, consumables or other products that may be supplied in conjunction with or as additions to the Products.

2.15 "Pre-Existing Intellectual Property" means any Intellectual Property conceived or developed prior to or independent of performance of this Agreement.

2.16 "Product Addendum" means an addendum to this Agreement entered into between Supplier and Agilent naming additional Products and product, program and/or business specific requirements in addition to the requirements specified in this Agreement.

2.17 "Products" means the products listed in Exhibit A or in a Product Addendum, all related Documentation, Parts and other deliverables provided pursuant to this Agreement. "Custom Products" are manufactured to Agilent's Specifications solely for Agilent and offered or sold to no other customer. "Standard Products" are manufactured to Supplier's specifications and offered or sold to Agilent and other customers.

2.18 "Release" means a written or electronic purchase order issued by Eligible Purchaser to Supplier pursuant to a Blanket Purchase Agreement.

2.19 "Software" means any software or firmware included or bundled with the Products as designated in the description of the Products.

2.20 "Specifications" means the technical and functional requirements for the Products as specified or referenced in Exhibit A, Product Addenda or as agreed to by the Parties.

2.21 "Subcontractor" means a third party listed in Exhibit B that may purchase Products under the terms of this Agreement on behalf of Agilent.

2.22 "Subsidiary" means an entity controlled by or under common control with a party to this Agreement through ownership or control of more than fifty percent (50%) of the voting power of the shares or other means of ownership or control, provided that such control continues to exist.

2.23 "Support" means ongoing maintenance and technical support for the Products provided by Supplier to Agilent as more fully described in Exhibit D.

2.24 "Technical Information" means Supplier's manufacturing information and technology deemed necessary by Agilent to support Products and to exercise any manufacturing rights provided under this Agreement, including, but not limited to: (i) specifications, software, schematics, designs, drawings or other materials pertinent to the most current revision level of manufacturing of the Products; (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) jig, fixture and tooling designs; (iv) Supplier history files; (v) support documentation; and (vi) any additional technical information or materials listed in the Two-Party Escrow Agreement agreed to by the Parties.

2.25 "Tools" means equipment, jigs and fixtures used by Supplier in the manufacture of Products and any production software used in such manufacture.

3. ORDER AND SHIPMENT OF PRODUCTS

3.1 Orders. Each delivery of Products will be initiated by an Order issued to Supplier by an Eligible Purchaser. Each Order will include: (i) unit quantity; (ii) unit price; (iii) shipping destination; (iv) Delivery Date; (v) Applicable Trade Term; and (vi) other instructions or requirements pertinent to the Order. Eligible Purchaser may schedule regular intervals for deliveries by an appropriate Order setting forth the intervals.

3.2 Order Acknowledgement. Supplier will confirm receipt of an Order electronically within one (1) day of receipt. Orders within Forecasts (if applicable) and Lead Time will be accepted upon acknowledgment by Supplier. For orders exceeding the Forecast or that shortens the Lead Time, Supplier will use all reasonable efforts to fill such excess or accommodate such shorter Lead Time.

3.3 Emergency Orders. If an Eligible Purchaser deems it necessary, it may order Products on an emergency basis ("Emergency Order") subject to the availability of such Products in Supplier's inventory. Supplier will use its best efforts to ship the Emergency Order to Eligible Purchaser's stipulated destination within *twenty-four (24) work hours* after receipt by Supplier. The Eligible Purchaser will pay any reasonable additional expenses related to such Emergency Order.

3.4 Forecasts. Any Forecasts provided by an Eligible Purchaser are made only as an accommodation to Supplier and will not constitute a commitment of any type by Eligible Purchaser. All Forecasts will be considered Confidential Information pursuant to Article 22. Eligible Purchaser may revise any Forecast in its sole discretion.

3.5 Lead Time. Lead Time will be set forth in Exhibit A or the applicable Product Addendum. Supplier will determine the Lead Time for each Product, which in no event will exceed *established Lead Times* without Agilent's prior written consent. Supplier must give Agilent no less than *sixty (60) days* advance notice to approve or reject any proposed increase in Lead Time.

3.6 Order Changes. Eligible Purchaser may, without charge, cancel any Order by notice to Supplier (a) for Custom Products at least eighteen (18) weeks prior to the Delivery Date; and (b) for Standard Products at least *ten (10) days* prior to the Delivery Date. Eligible Purchaser may, without charge, postpone, decrease or increase any Order by notice to Supplier (c) for Custom Products at least *thirty (30) days* prior to the Delivery Date; and (d) for Standard Products at least *ten (10) days* prior to the Delivery Date. If Eligible Purchaser cancels, postpones or decreases an Order after the time period specified above, Eligible Purchaser will be responsible for the actual costs incurred by Supplier as a direct result of such cancellation, postponement or decrease that are not recoverable by either (i) the shipment of the affected Products or their raw materials to other customers (subject to Supplier's duty to remove Agilent Marks as specified in Section 7.3) within a reasonable time; or (ii) the exercise by Supplier, in a commercially reasonable manner, of other mitigation measures. Eligible Purchasers may push order ship dates out by a maximum of six (6) months from the original requested ship date. All modifications to the purchase order quantity must adhere to the agreed order minimum quantities.

3.7 Shipment Requirements. All Orders are required to be shipped complete. Supplier will give Eligible Purchaser immediate notice if it knows that it cannot meet a Delivery Date or that only a portion of the Products will be available for shipment to meet a Delivery Date. For partial shipments, Supplier will ship the available Products unless directed by Eligible Purchaser to reschedule shipment. Partial shipments will be shipped in multiples of the standard packaging quantity. If Supplier ships any Product by a method other than as specified in the corresponding Order, Supplier will pay any resulting increase in the cost of freight. Eligible Purchaser may utilize drop shipment options to any Eligible Purchaser designated delivery destination. If Eligible Purchaser utilizes drop shipment options, Supplier will include the end-user customer's order and part number on the packing list. If Eligible Purchaser designates a drop shipment location outside the country in which the Order is placed, Eligible Purchaser agrees to pay any additional costs associated with the shipment.

3.8 Option to Accept Over Shipments. If Supplier ships more Products than ordered, the amount of the over-shipment may either be kept by Eligible Purchaser for credit against future Orders or returned to Supplier pursuant to Article 7 below, at Eligible Purchaser's election.

3.9 Meeting Delivery Dates. If due to Supplier's failure to make a timely shipment, the specified method of transportation would not permit Supplier to meet the Delivery Date, the affected Products will be shipped by air transportation or other expedient means acceptable to Eligible Purchaser. Supplier will pay for any resulting increase in the freight cost over that which Eligible Purchaser would have been required to pay by the specified method of transportation. Late or early deliveries of Products will be determined by Supplier's adherence to the Delivery Date on the most recent Order. For unapproved late deliveries, Eligible Purchaser may, at its option, cancel the For deliveries more than three (3) days in advance of the Delivery Date, Eligible Purchaser may, at its option, return the Products pursuant to Article 7. Partial deliveries will be counted as late shipments and will only be considered complete when the entire Order has been received.

3.10 Delivery Terms, Title and Risk of Loss. Title to and risk of loss or damage to the Products will pass to Eligible Purchaser at the address specified by Eligible Purchaser in the Order in accordance with the Applicable Trade Term. If not otherwise designated, the Applicable Trade Term will be DDP (Incoterms 2000) for Products shipped within the country of destination or DDU (Incoterms 2000) for all other shipments.

3.11 Packing List. Each delivery of Products to Eligible Purchaser must include a packing list that contains at least: (i) the Order number and the Agilent part number; (ii) serial number of each Product unit (if applicable); (iii) test documentation or compliance certificates required by Agilent (if applicable); (iv) the quantity of Products or Parts shipped; and (v) the requested delivery date.

3.12 Packaging. Supplier must preserve, package, handle, and pack all Products so as to protect the Products from loss or damage, in conformance with good commercial practice, the Specifications, government regulations (including those applicable to chemicals and hazardous materials), and other applicable standards. Special static protection must be provided for Products requiring such packaging. Without limiting the generality of the foregoing, Supplier will use packaging materials, including pallets that are free of pests and comply with all applicable regulations regarding Solid Wood

Packing Materials. Supplier will use recyclable packaging materials and minimize the number of different types of packaging materials whenever possible. Upon Agilent's request, Supplier will use reusable packaging materials. Supplier will comply with all applicable requirements regarding packaging recycling, re-use and return, and furnish to Agilent, upon request, information or documentation of Supplier's compliance. In addition, upon Agilent's request, Supplier will mark all packaging in accordance with Agilent's current labeling standards.

3.13 Responsibility for Damage. Supplier will be liable for any loss or damage due to its failure to preserve, package, handle, or pack Products in accordance with the terms of this Agreement. Eligible Purchaser will not be required to assert any claims for such loss or damage against the common carrier involved. Further, Eligible Purchaser will not be liable for any loss or damage due to a release of chemicals or other hazardous materials to the environment prior to Eligible Purchaser's actual receipt of the corresponding Products.

4. PRICES AND PAYMENT TERMS

4.1 Product Prices. Supplier's prices and/or pricing formula for the Products are listed in Exhibit A in United States currency and may not be increased without Agilent's consent. If Products are not priced in United States currency, the Parties will enter into a currency agreement. The prices for Parts will be Supplier's published prices, less any applicable discounts, unless the Parties agree to a price schedule for Parts. Products and Parts will also be subject to any applicable prompt payment discounts. If, during the Term, Supplier effectuates cost reductions in its manufacturing and delivery processes, it will notify Agilent, pass such reductions to Eligible Purchasers and amend Agreement the prices accordingly.

4.2 Changed Prices. If changed prices or price formulas are put in effect by mutual agreement of Agilent and Supplier, or reduced prices or price formulas are otherwise put in effect by Supplier, such prices or price formulas will apply to all Orders issued by an Eligible Purchaser after the effective date of such prices or price formulas.

4.3 Payment Procedure. Payment for Products will be net forty-five (45) days after the latest of: (a) receipt by Eligible Purchaser of an appropriate invoice from Supplier; (b) receipt by Eligible Purchaser of the corresponding Products or Parts; or (c) the Delivery Date. Prompt payment discounts will be calculated from the same date as the net forty-five (45) days.

4.4 Most Favored Purchaser Warranty. If Supplier offers a better price or pricing formula to any third party for similar volumes of Products, Supplier agrees to offer such price or pricing formula to Agilent retroactively as of the date first offered to the third party. Supplier agrees to fulfill its obligations in this Section in good faith and further agrees that it will not create any Product purchasing programs, pricing formulas or other conditions that serve to deny Agilent the benefits of its favored purchaser status. In addition, Agilent may credit any amounts due under this Agreement against future invoices.

4.5 Sales Taxes. Prices are exclusive of taxes. Upon receipt by Eligible Purchaser of a valid invoice from Supplier, Eligible Purchaser will pay applicable sales, use, service, value

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added or like taxes, unless Agilent has provided Supplier with an appropriate exemption certificate for the delivery jurisdiction. An invoice is valid if it is issued in accordance with the applicable laws and regulations of the jurisdiction in which the tax is due. Any such taxes as well as duties or freight charges (if applicable) must appear as a separate item on the invoice. Supplier will pay any other taxes arising from Supplier's performance or the transactions under this Agreement, including taxes based upon Supplier's net income.

5. WARRANTIES AND CLASS FAILURES

5.1 Product Warranties. Supplier warrants that all Products will:

a) Be manufactured, processed, and assembled by Supplier or by companies under Supplier's direction;
b) Conform to the Specifications and other criteria referred to in this Agreement or agreed to by the Parties in writing;
c) Be new (unused and non-reworked or repaired), except as otherwise agreed to by the Parties;
d) Conform strictly to the requirements of all Orders;
e) Be free from defects in design, material and workmanship;
f) Be free and clear of all liens, encumbrances, restrictions, and other claims against title or ownership;
g) Not violate or infringe any third party Intellectual Property rights and Supplier warrants that it is not aware of any facts upon which such claim could be made. If Supplier learns of any claim or any facts upon which claim could be made, it will promptly notify Agilent of this information.

5.2 Warranty Period. All warranties specified above will be in effect for the longer of Supplier's normal warranty period or the *one (1) year* period following the date of shipment of the Product to Eligible Purchaser or shipment of the Agilent Product to Agilent's customer. All warranties will survive any inspection, delivery, acceptance, or payment by Eligible Purchaser as well as any obsolescence or other Supplier cessation of the manufacture or support of such Product.

5.3 Epidemic Failure Warranty. In addition to the warranties specified above, Supplier warrants all Products against epidemic failure for the three (3) year period following the date of shipment of the Products to Eligible Purchaser or shipment of the Agilent Product to Agilent's customer. An epidemic failure means the occurrence of the same failure in any *five percent (5%)* of Products *within a one (1) year time frame*.

5.4 Failure Rate. Notwithstanding that the warranties in Section 5.1 apply to one hundred percent (100 %) of the Products, Supplier and Agilent acknowledge that a failure rate of *one percent (1%) of units delivered over a one (1)year period* is expected. If the actual failure rate for Products exceeds this expected rate, Supplier will provide additional engineering and technical support to bring the actual failure rate within the specified failure rate.

5.5 Class Failure Remedies. Upon the occurrence of any of the following events: (i) an epidemic failure as described in Section 5.3; (ii) a failure rate exceeding the rate specified

in Section 5.4; (iii) a safety standard change under Article 9; or (iv) a failure rate affecting Agilent's ability to maintain its reputation for quality in the marketplace (each referred to as a "Class Failure"), Agilent will have the following additional remedies for a three (3) year period commencing upon receipt by Agilent's customer of the Product or the Agilent Product.

a) In the event of a Class Failure, Supplier will provide Agilent, no later than ten (10) days following the Class Failure, a root cause analysis and corrective action plan. Agilent will make available such information and assistance reasonably required to allow Supplier to conduct its root cause analysis and provide its corrective action report. When a solution is achieved, Supplier will incorporate the solution for all future Products manufactured and delivered to Agilent upon both Parties' written agreement on any impact on costs, delivery dates, or any other terms of this Agreement. If the Parties cannot mutually agree upon the proposed solution and costs for all future Products within fifteen (15) days, the Parties agree to follow the escalated dispute resolution process in Section 27.2.

b) If, after review of the root cause analysis and corrective action plan, Agilent determines in its reasonable opinion that the Class Failure necessitates a field stocking recall or customer based recall or retrofit, Agilent may then elect to have the Products: (i) returned to Supplier for repair or replacement; (ii) repaired or replaced by Supplier in the field; or (iii) repaired or replaced by Agilent in the field, including Products in distributor inventory and Agilent's installed base. If Agilent chooses to repair or replace the Products, Supplier will provide the appropriate replacement Products, Parts or upgrades free of charge to Agilent and Supplier will reimburse Agilent for its reasonable expenses associated with the repair or replacement. The replacement Products, Parts or upgrades will have the highest shipping priority. For purposes of this Section, "recall" means the removal or correction of Product that has already been shipped from Agilent and is no longer under Agilent's control.

c) Except as provided in Article 9 regarding safety standard changes, Supplier will, within ninety (90) days after completion of the recalls or retrofits, reimburse Agilent for its reasonable expenses, including those associated with the use of Agilent employees (i) in identifying and notifying persons who possess the Products, (ii) in correcting, removing or replacing the Products, and (iii) in providing additional engineering or production support.

5.6 DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SUPPLIER MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING THE PRODUCTS, OR REGARDING THEIR MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

6. NONCOMPLYING PRODUCTS

6.1 Return of Noncomplying Product. Eligible Purchaser or their designated support organizations may elect in their sole discretion to return a Noncomplying Product for repair, replacement, credit or refund at Supplier's expense or to repair or replace a Non-Complying Product in the field. In addition, an Eligible Purchaser may return for repair, replacement, credit or refund an entire lot of Products if a tested sample of that lot contains Noncomplying Products. Before returning repaired Products to Eligible

Purchaser, Supplier will perform testing to ensure that Products meet Specifications and that other quality issues have been corrected. If Agilent elects to repair or replace a Non-Complying Product in the field, Supplier will reimburse Agilent for its reasonable expenses associated with the repair or replacement.

6.2 Repair Period. Supplier will return the replacement or repaired Products as soon as possible but in no event later than *ten (10) workdays* after receipt of the Noncomplying Product from Eligible Purchaser. If a Product cannot be repaired by the designated period of time, Supplier will provide a new Product as a replacement. Supplier's opportunity to cure any failure to meet such deadline, pursuant to the provisions of Section 21.2, will apply to only one (1) such breach per part number during the Term.

7. RETURN OF PRODUCTS

7.1 Return Materials Authorization. A Return Materials Authorization ("RMA") must accompany all Products returned by Eligible Purchaser to Supplier. Unless Supplier reasonably requires further verification, Supplier will supply an RMA within two (2) workdays of the Eligible Purchaser's request. Eligible Purchaser may return the Product without an RMA if Supplier fails to provide one.

7.2 Return Charges. All Noncomplying Products returned by Eligible Purchaser to Supplier, and all replacement or repaired Products shipped by Supplier to Eligible Purchaser to replace Noncomplying Products, will be at Supplier's risk and expense, including round-trip transportation charges.

7.3 Duty To Remove Marks Or Destroy Noncomplying Products. Supplier agrees not to sell, transfer distribute or otherwise convey any part, component, product or service bearing or incorporating any of Agilent's Marks, part numbers or other identifiers, including any Agilent packaging, copyrights or code, to any party other than to Eligible Purchasers. Supplier will remove from all rejected, returned or un-purchased Products any such Agilent Marks, identifiers, copyrights or code, even if such removal would require destruction of the Products. Supplier further agrees not to represent that such Products are built for Agilent or to Agilent specifications. Supplier will defend and indemnify Agilent against any claims, losses, liabilities, costs or expenses that Agilent may incur as a result of Supplier's breach of its obligations under this Section.

8. ENGINEERING PROCESS OR DESIGN CHANGES

8.1 Supplier Proposed Changes. Supplier will not, without the prior written consent of Agilent, make or incorporate in Products any of the following changes (collectively, "Engineering Changes"):

a) Process or design changes;
b) Geographical relocation of manufacturing processes;
c) Utilize subcontractors for any or all processes; or
d) Process step discontinuances affecting the electrical performance, the mechanical form, fit, or function, the environmental compatibility or chemical characteristics, software compatibility, or the life, reliability, availability, or quality of Products.

8.2 Notice of Proposed Change. Supplier will give Agilent notice of any proposed Engineering Change, and will provide evaluation samples and other appropriate information as specified by Agilent at least *ninety (90) days* prior to the first proposed shipment of any Products involving an Engineering Change. Engineering Changes will be effective after written mutual agreement is reached. Regardless of whether Agilent approves a proposed Engineering Change, Lead Time will not be changed except as provided in Section 3.5.

8.3 Agilent Proposed Changes. Agilent may, effective upon notice to Supplier, change Agilent's designs or Specifications at any time prior to manufacture of corresponding Products. If any such change reasonably and directly affects the prices or delivery schedules of Products, Supplier will make a written proposal for an adjustment within *thirty (30) days* from the date Agilent proposes such change. Agilent will then have *thirty (30) days* to accept the proposal in writing or remain with the current Product revision.

8.4 Option to Terminate. If the Parties are unable to agree, acting reasonably and in good faith, upon an adjustment pursuant to Section 8.3, Agilent may, without any liability, terminate this Agreement as to any Products affected.

9. SAFETY STANDARD CHANGES

Supplier will immediately give notice to all Eligible Purchasers if any upgrade, substitution or other change to a Product is required to make that product meet applicable safety standards or other governmental statutes, rules, orders or regulations, even those that are not defined as Engineering Changes in Section 8.1. All affected Products already purchased by any Eligible Purchaser may, at Eligible Purchaser's election, either be returned to Supplier for upgrade to current revisions or upgraded by Supplier or Agilent in the field pursuant to the procedures outlined in Section 5.5. If a Product meets applicable safety standards and other governmental requirements at the time of manufacture, Agilent and Supplier will allocate the costs of any subsequent upgrade, substitution or other required change in an equitable manner based on good faith discussions between the Parties. If such discussions render no equitable solution, the Parties agree to follow the escalated dispute resolution process in Section 27.2.

10. QUALITY PROGRAM

10.1 Annual Review. The Parties agree to work together to develop and achieve the performance expectations as outlined in the Technology, Quality, Responsiveness, Delivery, Cost and Environmental (TQRDC&E) objectives attached as Exhibit G. The Parties will meet on at least an annual basis to review the progress made on the stated performance objectives and discuss other issues related to Products, manufacture of Products and other customer needs.

10.2 Quality Standards. Supplier agrees to meet the quality standards and specifications in the current revision of Agilent's Supplier Quality System Requirements, Drawing No. 5951-1665-1 and if applicable, any additional or substitute quality requirements agreed to by the Parties. Upon Agilent's request, Supplier will provide copies of Supplier's program and supporting documentation.

10.3 Agilent's Right to Inspect. Agilent or its designate has the right to inspect, at Agilent's expense, Supplier's plant, the Products and associated manufacturing processes to assure Supplier's compliance with this Agreement. Agilent's right of inspection will apply to any vendor or subcontractor of Supplier. Supplier will inform such vendors or subcontractors of Agilent's right to inspect, and, if necessary, use all reasonable efforts to secure such rights for Agilent.

10.4 IEC 61010. Supplier needs to conduct IEC61010-031 (edition 2008) once a year and keep the test report and provide this report to Agilent when requested. The test can be conducted by any third party test lab. If any new edition is implemented, the Supplier agrees to follow the latest edition.

10.5 RoHS. The probe, accessories, and packaging, etc. will be compliant with the Directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, 2002/95/EC, and its amendments. Supplier will provide documentation to AGILENT stating that the probe, accessories, and packaging meets this requirement. Any proposed exemption from this directive, based on maximum concentration values (MCV), or other criteria, must be documented by Supplier and approved by AGILENT before implementation. In addition, supplier will ensure that all goods sold and shipped to China, and/or all goods sold to Agilent, are compliant with China RoHS marking and labeling standards.

11. SUPPORT SERVICES

11.1 General. Supplier will provide Agilent with Support for the Products as specified in the Support Terms attached as Exhibit D. Supplier will maintain such number of qualified personnel as is necessary to provide timely and knowledgeable maintenance and support service. Supplier warrants that all Support will be provided in a professional and workmanlike manner. Agilent acknowledges that Supplier may independently offer and provide support services to Product customers. However, in no event may Supplier use Agilent Confidential Information or Agilent Property to provide such support without Agilent's prior consent.

11.2 New Agilent Products. Upon Agilent's request, Supplier will use all reasonable efforts to provide Agilent with the Products adapted for use with new releases of Agilent Products within timeframes and at such additional costs, if any, to be negotiated by the Parties. Agilent will provide to Supplier on an as-available basis Agilent Property that may be reasonably necessary for Supplier to develop any adaptation.

11.3 Substitute Products. If Supplier develops any products that are more efficient or less expensive than the comparable Products available under this Agreement, Agilent will have the right to substitute the newer products at the same price or the less expensive price as the comparable Products for all subsequent purchases under this Agreement. Such substitute products must be compatible with the current version of the Agilent Products.

11.4 Survival of Support Obligations. Supplier's maintenance and support obligations specified in this Article 11 and in the Support Terms in Exhibit D will run for the Term and any additional periods under Section 1.3 above and will continue for a period of *five*

(5) years after Agilent ships the last Product or Agilent Product. This obligation includes making necessary Parts available to Agilent, as further provided in the Support Terms.

12. OBSOLESCENCE AND MANUFACTURING RIGHTS

12.1 Lifetime Buy Rights. Supplier acknowledges its obligation to manufacture, supply and support the Products without interruption for the Term. If, however, Supplier seeks to discontinue the supply or support of any Product (a "Discontinued Product"), Supplier will give notice to all Eligible Purchasers no less than *twelve (12) months* in advance of the last date the Discontinued Product can be ordered. After receipt of notice of discontinuance, Agilent may, at its option:

a) Continue to place Orders for the remaining *twelve (12) month* period prior to discontinuance; and/or
b) At the end of the *twelve (12) month* period, purchase from Supplier such quantity of the Discontinued Product as Agilent deems necessary for its future requirements with scheduled deliveries over the next *twelve (12) month* period; and/or
c) Manufacture the Discontinued Product under the manufacturing rights granted in Section 12.2, without payment to Supplier of any royalties or other charges.

12.2 Agilent's Right to Manufacture. Supplier hereby grants to Agilent an immediate, present, irrevocable, perpetual, non-exclusive, world-wide, royalty-free license to Supplier's Intellectual Property rights, including, but not limited to, Supplier's rights in Documentation, Software, and Technical Information, to use, modify, reproduce, import, support, manufacture, distribute, offer for sale and sell the Products. Agilent may sublicense these rights to third parties, provided any such third party complies with the terms of this license and any associated obligations of confidentiality.

12.3 Covenant Not To Exercise License. Agilent covenants not to exercise its rights under Section 12.2 unless and until (a) issuance of notice pursuant to Section 12.1 that Supplier intends to discontinue the supply or support of Discontinued Product, in which case Agilent agrees to limit its use of such license solely to the extent such license pertains to Discontinued Product; or (b) the occurrence of an event of default under Section 21.2(b) or Section 21.2(c); or (c) breach by Supplier of any material obligation in this Agreement. Supplier acknowledges that, in the event of any breach of this provision, it has an adequate remedy at law and Supplier waives any right to specific performance, injunction or other equitable relief to enforce this provision.

12.4 Exercise of License. In the event Agilent exercises its license pursuant to Section 12.3(a) following Supplier's notice of intent to discontinue the supply or support of the Discontinued Product, Supplier will immediately release to Agilent all Technical Information and all other materials necessary for the manufacture of the Discontinued Product. In the event Agilent exercises its license pursuant to Section 12.3(b) or Section 12.3(c), Supplier will immediately release to Agilent all Technical Information and all other materials necessary for the manufacture of all Products. Agilent will keep all Technical Information confidential in accordance with the terms of Article 22. In addition:

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a) Supplier will furnish to Agilent all Tools in accordance with Section 12.4 within seven (7) days after Agilent has notified Supplier of its exercise of its rights under this Article 12. If the Tools are not delivered within this time period, Agilent will have the right to collect such Tools at Supplier's plant or offices and Supplier agrees to assist Agilent in such collection. Agilent will pay Supplier's book value for the Tools so delivered within thirty-five (35) days after receipt of Supplier's invoice or receipt of the Tools, whichever is later. If Agilent has to use measures to collect the Tools, it may deduct its costs from the book value of the Tools.

b) Supplier will furnish to Agilent within seven (7) days after Agilent's written request, the names and addresses of Supplier's sources for Parts not manufactured by Supplier, including the appropriate part numbers for commercially available equivalents of electronic parts. Supplier will use all reasonable efforts to ensure that Agilent will have the right to purchase all such Parts directly from Supplier's vendors.

c) Supplier will furnish to Agilent without charge all Parts catalogues, schematics, material lists, engineering change orders, and other servicing documentation deemed necessary by Agilent to service and support the Discontinued Product or Products.

d) Supplier will assign to Agilent any license rights it may have with third parties for software, documentation or any intellectual property used in the manufacture of the Discontinued Product or Products.

12.5 Consulting Services. Upon Agilent's request, Supplier will provide to Agilent:

a) Up to twenty (20) hours of consulting services, as required by Agilent, provided that Agilent bears the cost of reasonable travel expenses; and
b) Additional consulting services will be provided at the unit prices documented in an applicable Business Unit Addenda or, if there are no applicable unit prices documented therein, at a fee mutually agreed to in writing by the Parties' Global Account Managers or Business Unit Managers as appropriate.

13. AGILENT PROPERTY

13.1 Ownership of Agilent Property. Supplier hereby acknowledges that Agilent will at all times retain all right, title and interest in Agilent Property furnished to Supplier. In addition, Supplier further acknowledges that such property will, at all times, constitute Bailed Property. Supplier hereby grants Agilent its power of attorney to fill UCC financing statements or similar notices describing the Agilent Property and the proceeds thereof, wherever Agilent deems appropriate to provide notice to other parties that the Agilent Property is not property of Supplier. Should this Agreement or the transactions under this Agreement be deemed for any reason to pass title to the Agilent Property to Supplier, Supplier agrees that Agilent will be deemed to hold and Supplier hereby grants to Agilent, a purchase money security interest in the Agilent Property and the proceeds thereof, to secure all of its obligations to Agilent, including its obligation to return Agilent Property and Supplier's other obligations under this Agreement.

13.2 Agilent Property. All Agilent Property will be clearly segregated from Supplier's property and identified as the sole property of Agilent. Agilent Property may not be transferred, assigned, loaned or otherwise encumbered in any way. Agilent Property may be provided to third parties for fulfillment of Supplier's obligations hereunder only upon Agilent's prior written consent.

13.3 Return of Agilent Property. Supplier must return all Agilent Property to Agilent upon expiration or termination of the Agreement in good condition, normal wear and tear accepted. Agilent will determine the manner and procedure for return, and will bear all return freight costs if return is due to Agilent convenience or an uncured breach by Agilent. Otherwise, Supplier will bear all such costs.

13.4 Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL AGILENT PROPERTY IS PROVIDED "AS-IS" WITH NO WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, AND ORAL OR WRITTEN. AGILENT SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.5 Risk of Loss. Supplier will bear all risk of loss with respect to Agilent Property from receipt until return to Agilent.

13.6 Software. Any software or firmware provided to Supplier by Agilent is licensed to Supplier non-exclusively for use solely to perform its obligations under this Agreement. Such software and firmware may not be transferred or sublicensed and may not be disassembled or decompiled without Agilent's express written consent.

14. TRAINING

14.1 Technical Training. Supplier will provide to Agilent technical training, for a period not to exceed *one (1) weeks*, sufficient to allow Agilent to become fully familiar with each Product and its market. Such training will be at no charge to Agilent except for any reasonable travel expenses of Supplier. Agilent may further request and Supplier will provide additional training at no charge as reasonably necessary to inform Agilent personnel of upgraded, enhanced or new versions of the Products. Other training will be provided upon mutually agreeable terms and conditions.

14.2 Agilent's Rights in Training Classes and Materials. Agilent may at no charge use, reproduce, modify, display and perform either internally or for Agilent's customers, all training classes, methods, and materials supplied or developed by Supplier under this Agreement. Agilent's use may be in any manner Agilent reasonably deems appropriate.

15. MARKETING AND LICENSING

15.1 Marketing Authority. Agilent will have the authority to market the Products and the Agilent Products to the extent it deems appropriate, in its sole discretion. Without limiting the generality of the foregoing sentence, nothing in this Agreement will be

construed or interpreted to place a "best efforts" obligation upon Agilent with respect to marketing the Products or Agilent Products or preclude Agilent from independently developing, purchasing, licensing, or marketing any product which performs the same or similar function as the Products. Agilent will have the right to use its own business and license terms for all marketing and distribution of the Products and Agilent Products.

15.2 No Rights in Marks. Except as otherwise specified in Section 15.3, nothing in this Agreement should be construed to grant either party any rights in the Marks of the other party. Supplier acknowledges, however, that Agilent may use the name of Supplier and the name of the Products in advertising and marketing the Products or the Agilent Products. The Products will be affixed with copyright notices sufficient to give notice as to the rights of the Parties in their respective products.

15.3 Private Labeling. If Agilent decides during the Term to create Agilent private label versions of the Products, Supplier will ensure that the Products contain the Agilent Marks, serial number format and packaging specified by Agilent and conform to Agilent specifications for external appearance (which will not require any material change in form or dimensions of the Products or require commercially unreasonable actions). Except as provided herein, Supplier will have no other right or license in any Agilent Marks.

15.4 Software License. If the Products include Software, Supplier hereby grants to Agilent, under Supplier's Intellectual Property rights in such Software, a non-exclusive, worldwide, fully paid-up license to use, import, reproduce, offer for sale and distribute the Software in object code form as integrated with the Products or the Agilent Products. These rights will extend to Agilent Subsidiaries and third party channels of distribution.

15.5 Documentation License. Supplier hereby grants Agilent a non-exclusive, non-transferable, worldwide, fully paid up license to use, reproduce, distribute and prepare derivative works in Agilent's name all Documentation and other information, other than Confidential Information, furnished by Supplier under this Agreement. Agilent may reproduce such Documentation without Supplier's logo or other identification of source, subject to affixing copyright notices to all copies of Documentation. These rights with respect to the Documentation will extend to Agilent Subsidiaries and third party channels of distribution.

16. INTELLECTUAL PROPERTY OWNERSHIP

16.1 Pre-Existing Intellectual Property. Each party will maintain all right, title and interest in Pre-Existing Intellectual Property, subject to any licenses granted in this Agreement.

16.2 License to Agilent. To the extent any Supplier Intellectual Property is incorporated into the Products, Supplier grants to Agilent and its customers, under its Intellectual Property rights, a non-exclusive, irrevocable, perpetual, world-wide, royalty-free license to use, reproduce, make derivative works, publicly display and perform, publicly distribute, make, have made, import and disclose such Supplier Intellectual Property solely as integrated with the Agilent Product. Such license is fully assignable and includes the right to sublicense distributors, resellers and other third parties to achieve the foregoing.

17. INTELLECTUAL PROPERTY PROTECTION

17.1 Supplier's Duty to Defend. Except as provided in Section 17.4, Supplier will defend and hold harmless all Eligible Purchasers and Agilent customers from any claim that any Product, any combination of a Product with an Agilent Product, any Software, Documentation or a Supplier Mark, or any product provided as part of Supplier's Support services constitutes an unauthorized use or infringement of any third party Intellectual Property. Supplier will pay all costs, damages and expenses (including reasonable attorneys' fees) incurred by all Eligible Purchasers or Agilent customers and will pay any award with respect to any such claim or agreed to in any settlement of that claim.

17.2 Agilent's Duty to Notify. Agilent will give Supplier prompt notice of any such claim or action, and will give Supplier the authority, information, and reasonable assistance (at Supplier's expense) necessary to defend. If Supplier does not diligently pursue resolution of the claim nor provide Agilent with reasonable assurances that it will diligently pursue resolution, then Agilent may, without in any way limiting its other rights and remedies, defend the claim.

17.3 Remedies for Infringing Products. If the use or combination of any product provided hereunder is enjoined (the "Infringing Product"), Supplier will, at its sole expense and option:

a) Procure for all Eligible Purchasers and Agilent customers the right to continue using or combining the Infringing Product;
b) Replace the Infringing Product with a non-infringing product of equivalent function and performance; or
c) Modify the Infringing Product to be non-infringing, without detracting from function or performance.

17.4 Limitations. Supplier will be relieved of its indemnification obligations under this Article 17 to the extent that the claim arises solely and directly from Supplier's compliance with an Agilent Specification or written instruction provided that all implementations of that Specification constitute an unauthorized use or infringement of a third party Intellectual Property right.

18. COUNTRY OF MANUFACTURE AND DUTY DRAWBACK RIGHTS

18.1 Country of Origin Certification. Upon Agilent's request, Supplier will provide Agilent with an appropriate certification stating the country of origin for Products, sufficient to satisfy the requirements of the customs authorities of the country of receipt and any applicable export licensing regulations, including those of the United States.

18.2 Country of Origin Marking. Supplier will mark each Product, or the container if there is no room on the Product, with the country of origin. Supplier will, in marking Products, comply with the requirements of the customs authorities of the country of receipt.

18.3 Duty Drawback. If Products delivered under this Agreement are imported, and Agilent has paid or arranged for the deposit of the import duties with respect to the Products, then Supplier will, when possible, allow Agilent to be the importer of record. If Agilent is not the importer of record and (i) Supplier obtains duty drawback rights to Products and (ii)

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Agilent has paid or arranged for the deposit of the import duties with respect to the Products, then Supplier will, upon Agilent's request, provide Agilent with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to Agilent.

19. GOVERNMENTAL COMPLIANCE

19.1 Duty to Comply. Supplier agrees to comply with all laws, rules and regulations applicable to its performance of this Agreement or to Products. Without limiting the generality of the foregoing sentence, Supplier represents that:

a) Supplier will comply with all equal employment opportunity and non-discrimination requirements prescribed by Presidential Executive Orders, including the requirements of Executive Order 11246, the Vocational Rehabilitation Act, and the Vietnam Era Veterans' Readjustment Assistance Act;
b) Each chemical substance contained in Products is on the inventory of chemical substances compiled and published by the United States Environmental Protection Agency pursuant to the Toxic Substances Control Act. Supplier will provide product material chemical composition data upon request to verify compliance with applicable product chemical content restrictions;
c) All Products, Parts and packaging will comply with all applicable Environmental, Health & Safety ("EHS") laws, rules and regulations, including Agilent's General Specifications for Environment (GSE), Drawing No. A-5951-1745-1. Supplier will provide Agilent, upon request, with EHS information regarding all materials included in the Products and packaging;
d) All Products will be shipped in conformance with government or freight regulations and requirements applicable to chemicals;
e) Upon Agilent's request, Supplier will provide complete and accurate Material Safety Data Sheets prior to shipping any Product;
f) Supplier will comply with Agilent's Supplier Environmental and Social Responsibility (ESR) Code of Conduct. Agilent's Supplier ESR Code of Conduct is available on Agilent's website or upon request;
g) Supplier will comply with all applicable anti-corruption laws, rules and regulations, including the Foreign Corrupt Practices Act and those enacted under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;
h) No Product or any component of any Product contains or has been manufactured with a process that uses any "Class 1 Substance" or "Class 2 Substance," as those term are defined in 42 USC Section 7671 and implementing regulations of the United States Environmental Protection Agency at 40 CFR Part 82, as now in existence or hereafter amended; and
i) Supplier will comply with Customs-Trade Partnership Against Terrorism (C-TPAT) or equivalent supply chain security measures. When requested by Agilent, Supplier will demonstrate compliance by providing certification thereof to Agilent.

19.2 Procurement Regulations. If an Order issued under this Agreement for commercial items (as defined in FAR 52.202-1) references a U.S. Government contract which requires incorporation of portions of the Federal Acquisition Regulation (FAR), the limited list of clauses shown below, current as of the date of the Order unless otherwise noted, shall

apply to that Order in accordance with the Government's subcontracting policy prescribed by FAR Subpart 44.4.

Equal Opportunity FAR 52.222-26
Affirmative Action for Special Disabled & Vietnam Era Veterans FAR 52.222-35
Affirmative Action for Handicapped Workers FAR 52.222-36

In accordance with FAR 52.212-5(e), these are the minimum number of clauses that must be flowed down to subcontractors or vendors by the prime contractor.

19.3 Buy America Act and Trade Agreement Act. Supplier must comply with the Buy American Act or Trade Agreements Act (Federal Acquisition Regulation (FAR) 25,000 et seq.) for any Order for any Product that Agilent will use to fulfill a purchase made by any United States government entity. This provision does not apply to Orders where the Supplier provides Agilent with Products that will be incorporated into an Agilent Product, thereby substantially transforming the Product into a new and different article of commerce, as the substantial transformation rule is defined in the FAR.

20. FORCE MAJEURE

20.1 Delaying Causes. Subject to the provisions of this Section, Supplier will not be liable for any delay in performance under this Agreement caused by any "act of God" or other cause beyond Supplier's control and without Supplier's fault or negligence (a "delaying cause"). Notwithstanding the above, Supplier will not be relieved of any liability for any delay or failure to perform its defense obligations with respect to third party Intellectual Property rights or furnish remedies for Infringing Products as described in Section 17.3.

20.2 Agilent Option. Supplier will immediately give all Eligible Purchasers notice of any delaying cause and its best estimate of the expected duration of such cause. In the event of a delaying cause, Agilent may act in its sole discretion to:

a) Terminate this Agreement or any part hereof as to Products not shipped; or
b) Suspend this Agreement in whole or in part for the duration of the delaying cause, buy similar products elsewhere, and deduct from any quantities specified under this Agreement the quantity so purchased.

20.3 Resumption of Agreement. If Agilent elects to purchase other similar products in the event of a delaying cause, Agilent may resume performance under this Agreement once the delaying cause ceases and extend the Term up to the length of time the delaying cause endured. Unless Agilent gives notice of termination as provided above within thirty (30) days after notice from Supplier of the delaying cause, Agilent will be deemed to have elected to suspend this Agreement for the duration of the delaying cause.

21. TERMINATION AND REMEDIES

21.1 Termination for Convenience. Agilent may terminate this Agreement, a Product Addendum, or any part thereof, at any time for its sole convenience by giving written notice of termination to Supplier. Upon Supplier's receipt of such notice, Supplier will, unless otherwise specified in such notice, immediately stop all work hereunder and give prompt notice to and cause all of its suppliers or subcontractors to cease all related work.

a) There will be no charges for termination of Orders for Standard Products. Notwithstanding anything to the contrary, Supplier will not be compensated in any way for work done after receipt of Agilent's notice, nor for any costs incurred by Supplier's vendors or subcontractors after Supplier receives the notice, nor any costs Supplier could reasonably have avoided.

b) Claims for termination charges for Custom Products, along with a summary of all mitigation efforts, must be submitted to Agilent in writing thirty (30) days after receipt of Agilent's termination notice. Supplier's claim may include the net cost of customer work in progress scheduled to be delivered within fifteen (15) days that must be scrapped due to the termination. Supplier will, whenever possible, place such custom work in progress in its inventory and sell it to other customers. In no event will such claim exceed the total price for the Custom Products terminated. Upon payment of Supplier's claim, Agilent will be entitled to all work and materials paid for.

21.2 Termination for Cause. Upon the occurrence of any of the following events of default, this Agreement, a Product Addendum, or any part thereof, may be terminated:

a) By either party upon thirty (30) days written notice in the event of a material breach of any provision of this Agreement; provided, however, that the breaching party will have an opportunity to cure the breach during the thirty (30)-day notice period, and if so cured, no termination will be deemed to have occurred; or

b) By Agilent immediately if Supplier (i) shall make an assignment for the benefit of creditors, or (ii) is unable to pay its debts as they become due; or (iii) shall file a voluntary petition in bankruptcy, or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances, or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Supplier or of all or any substantial part (i.e. 33 1/3% or more) of the assets or property of Supplier; or (vi) shall cease operation of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Supplier or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vii); or

c) By Agilent immediately, if either (i) thirty (30) days shall have expired after the commencement of an involuntary action against Supplier seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings there under affecting the operations or the business of Supplier being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Supplier shall file any answer admitting or not contesting the material allegations of a petition filed against Supplier in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceeding; or

d) By Agilent immediately upon Supplier's material breach of any confidentiality obligation, or in the event of Supplier's intentional or reckless misconduct or violation of any criminal laws, statutes or ordinances in its performance of this Agreement.

For purposes of this Section, the term "breach" includes, without limitation, any failure by Supplier to make a delivery of Products in accordance with the requirements of this Agreement or any Order; or failure by Supplier to replace or repair Noncomplying Products in a timely manner as required under this Agreement.

21.3 Agilent's Rights upon Breach. In addition to any other remedies provided Agilent under this Agreement, Eligible Purchasers may procure, upon such terms and in such manner as Agilent reasonably deems appropriate, products similar to the Product as to which this Agreement is terminated. Notwithstanding any limitation of liability provisions set forth in this Agreement, Supplier agrees to reimburse Agilent upon demand for all additional costs incurred by Agilent in purchasing, qualifying and testing such similar products less any costs saved on account of Supplier's breach. Supplier further agrees to continue the performance of this Agreement to the extent not terminated under the provisions of this Article.

21.4 Purchase Hold. If an Eligible Purchaser believes in good faith that a Product is defective, then, irrespective of any other rights provided hereunder, Eligible Purchaser may implement a purchase hold to suspend purchases of such Products without any liability. Such purchase hold may be removed if Eligible Purchaser reasonably believes that Supplier has taken sufficient action to correct the defect or given sufficient assurances that such defect will be corrected within a reasonable time.

21.5 Outstanding Orders. All Orders issued before the expiration of this Agreement must be fulfilled pursuant to and subject to the terms of this Agreement even if the Delivery Dates are after expiration. Upon termination of this Agreement for Supplier's breach, Agilent may cancel any outstanding Order or require Orders to be fulfilled even if a Delivery Date is after the date of termination.

21.6 Surviving Provisions. Notwithstanding any expiration or termination of this Agreement, the provisions of this Agreement regarding warranty in Article 5, support in Article 11, obsolescence and manufacturing rights in Article 12, marketing and licensing in Article 15, intellectual property protection in Article 17, confidentiality in Article 22, insurance in Article 23, general indemnity in Article 24, limitation of liability in Article 25, and the miscellaneous provisions will survive.

22. CONFIDENTIAL INFORMATION

If, during the Term, a party receives or has access to certain Confidential Information belonging to the other party, the Parties will be bound by the terms of the Confidential Disclosure Agreement (the "CDA") attached as Exhibit E. For purposes of Section I(1)(b) of the CDA, Confidential Information includes Forecasts, and Technical Information, provided that such information is marked as "Confidential" in accordance with Section I(1)(c) of the CDA. For purposes of Section II (1) (a) and II (1) (b) of the CDA, Confidential Information may only be used for purposes related to this Agreement. To the extent of any conflicts between the terms of the CDA and the terms of this Agreement, the terms of this Agreement will control and take precedence.

23. INSURANCE REQUIREMENTS

23.1 Insurance Coverage. Supplier will maintain Comprehensive or Commercial General Liability Insurance (including but not limited to premises and operations, products and completed operations, broad form contractual liability, broad form property damage and personal injury liability) with the following minimum limits:

Comprehensive General Liability: *$5,000,000* combined single limit Bodily Injury/Property Damage per occurrence and *$5,000,000* Products/Completed Operations Aggregate.

Commercial General Liability: *$5,000,000* combined single limit Bodily Injury /Property Damage per occurrence; and *$5,000,000* General Aggregate (where applicable); *$5,000,000* Products/Completed Operations Aggregate; and *$5,000,000* Personal/Advertising Injury.

Coverage provided will extend to Supplier's legal liabilities that may arise from use of the Products or acts or omissions of Supplier under this Agreement. Each policy obtained by Supplier will name Agilent, its officers, directors and employees as additional insureds. Such insurance will apply as primary insurance and no other insurance will be called upon to contribute to a loss covered there under. In addition, such policies will permit Supplier to waive, on its own behalf and on behalf of its insurers, any rights of subrogation against Agilent.

Such insurance policies will be written with appropriately licensed and financially responsible insurers, and will provide for a minimum of thirty (30) days written notice to Agilent of any cancellation or reduction in coverage. Certificates of insurance evidencing the required coverage and limits will be furnished to Agilent before any work is commenced hereunder, and Supplier will deliver copies of policies or certificates to the Agilent contact listed in Exhibit F.

23.2 Claims Made Coverage. If any policies have "claims made" coverage, Supplier will maintain such coverages with Agilent named as an additional insured for a minimum of three years after termination of this Agreement. Any such coverage must have a retroactive date no later than the date upon which work commenced under this Agreement.

23.3 Additional Requirements. All deductibles on policies providing coverage will be paid by Supplier. In the event Supplier is self insured for matters described in Section 23.1, Supplier agrees to respond to any claims or losses made against or incurred by Agilent in the same fashion as if insurance had been purchased with the same or broader coverage terms than what is generally available to similar suppliers. In no event will the coverages or limits of any insurance required under this Article, or the lack or unavailability of any other insurance, be deemed to limit or diminish Supplier's obligations or liability to Agilent under this Agreement.

24. GENERAL INDEMNITY

Supplier will indemnify and hold harmless all Eligible Purchasers and Agilent customers from any liability, loss or damage, including personal injury, death or property damage and including reasonable attorneys' fees, arising from or related to Supplier's performance under this Agreement, or any Product or Support provided by Supplier to Agilent under this Agreement.

25. LIMITATION OF LIABILITY

TO THE FULLEST EXTENT PERMITTED BY LAW, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOST DATA, OR LOSS OF USE) OF THE OTHER ARISING OUT OF ANY PRODUCT OR SERVICE PROVIDED UNDER THIS AGREEMENT, ANY PERFORMANCE OF, OR FAILURE TO PERFORM, THIS AGREEMENT OR ANY CONDUCT IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE ABOVE, THIS LIMITATION WILL NOT EXCLUDE A PARTY'S LIABILITY FOR BODILY INJURY OR DEATH OR FOR ANY LIABILITY FOR DAMAGES OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY CLAIM UNDER SUPPLIER'S INDEMNITY OBLIGATIONS ABOVE.

FURTHERMORE, NOTWITHSTANDING THE ABOVE, SUPPLIER WILL BE RESPONSIBLE FOR ANY COSTS ASSOCIATED WITH A PRODUCT RECALL AS PROVIDED UNDER SECTION 5.5 AND ANY COSTS OF COVER AS PROVIDED UNDER SECTION 21.3.

IN ADDITION, NEITHER PARTY MAY EXCLUDE LIABILITY FOR DAMAGES ARISING FROM WRONGFUL DISCLOSURE OF CONFIDENTIAL INFORMATION OR WILLFUL INFRINGEMENT OF THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS.

26. BUSINESS CONTINUITY PLAN

26.1 Risk Management and Continuity Plans. Supplier will develop and keep current a formal Business Continuity Plan detailing Supplier's plans, procedures, and designated resources for timely response to and recovery from potential civil, natural, and physical plant disasters that could reasonably be expected to disrupt production and delivery to Agilent. Supplier will make such plan available to Agilent or its designated representative for review annually. In addition, Supplier agrees to work with Agilent in the ongoing assessment of risk at Supplier's physical location.

26.2 Loss Control. Supplier will be responsible for maintaining its facilities and operations in accordance with applicable fire protection and loss control standards. Supplier will, with reasonable notice, allow Agilent or its designated representatives to visit and conduct loss control evaluations.

27. MISCELLANEOUS

27.1 Notices. All notices to be given under this Agreement must be in writing addressed to the receiving party's designated recipient specified in Exhibit F. Notices are validly given upon the earlier of confirmed receipt by the receiving party or three (3) days after dispatch by a reputable courier or certified mail, return receipt requested, postage prepaid, properly addressed to the receiving party. Notices may also be delivered by telefax, EDI or other recorded electronic communication and will be validly given upon receipt. Either party may change its designated contact and address for purposes of notice by giving notice to the other party in accordance with these provisions.

27.2 Escalated Dispute Resolution. Prior to pursuing legal remedies hereunder, the Parties' relationship managers agree to negotiate in good faith to resolve any disputes arising during performance of this Agreement. If such negotiations and meetings do not resolve the dispute within five (5) days after notice of the dispute, then a Vice President from each party will meet face to face within five (5) days or as mutually agreed between them to attempt to resolve such dispute. If the dispute is not resolved to the satisfaction of these executives within ten (10) days, then Agilent may terminate this Agreement in whole or in part and either party may pursue all available legal remedies. Notwithstanding the foregoing, either party may seek injunctive relief with respect to any disputed matter without following the dispute resolution procedure set forth above.

27.3 Exhibits. Each Exhibit attached to this Agreement is deemed a part of this Agreement and incorporated herein wherever reference to it is made.

27.4 Independent Contractors. The relationship of the Parties established under this Agreement is that of independent contractors and neither party is a partner, employee, agent or joint venturer of or with the other.

27.5 Assignment. Neither this Agreement nor any part hereof may be assigned by either party without the other party's prior written consent, and any attempted assignment is void. Any merger, reorganization, transfer of substantially all assets of a party, or other change in control or ownership will be considered an assignment for the purposes of this Agreement.

27.6 Reference to Days. All references in this Agreement to "days" will, unless otherwise specified herein, mean calendar days.

27.7 Headings. The Section headings used in this Agreement are for convenience of reference only. They will not limit or extend the meaning of any provision of this Agreement, and will not be relevant in interpreting any provision of this Agreement.

27.8 No Publication. Neither party may publicize or disclose the terms of this Agreement to any third party without the written consent of the other party, except that Agilent may disclose the terms of this Agreement to Eligible Purchasers. Without limiting the generality of the foregoing sentence, no press releases may be made without the mutual written consent of each party.

27.9 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in any respect, such determination will not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct. To the

extent that any such provision is found to be invalid, illegal or unenforceable, the Parties will negotiate in good faith to substitute for such provision, to the extent possible, a new provision that most nearly effects the Parties' original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.

27.10 Hierarchy of Documents. Unless otherwise specifically agreed to by the Parties, in the event of any conflict between the terms of this Agreement and its Exhibits, a Product Addendum or an Order, the order of precedence is as follows: (i) Product Addendum terms; (ii) the terms of this Agreement and its Exhibits; and (iii) the terms on the front of each Order. Unless otherwise specifically agreed, the Parties acknowledge that the pre-printed provisions on the reverse side of any quotation, Order, acknowledgement or invoice will be deemed deleted and of no effect whatsoever.

27.11 Entire Agreement. This Agreement together with any Product Addenda constitutes the entire agreement between the Parties with respect to the subject matter and supersedes all prior communications, representations or agreements, whether oral or written. For purposes of construction, this Agreement will be deemed to have been drafted by both Parties. No modifications, amendments, or waiver of any term, condition or provision of this Agreement will be binding on either party unless in writing and signed by an authorized representative of each party.

27.12 Governing Law. This Agreement is made under and will be construed in accordance with the laws of New York, United States of America without giving effect to that jurisdiction's choice of law rules.

27.13 Counterparts. This Agreement may be executed in counterparts each of which, when executed and delivered, shall be original, but all such counterparts shall constitute one and the same document. The Parties agree that facsimile copies of signatures shall be deemed originals until originals replace such copies.

APPROVED AND AGREED TO:

SUPPLIER:	AGILENT TECHNOLOGIES SINGAPORE INTERNATIONAL
By: [signature]	By: [signature]
Name: MARK ADAMS	Name: KHOO BOO TEONG
Title: VP of Global Sales	Title: STRATEGIC PROCUREMENT & CONTRACTS MANAGER

REG. NO. 200923067 N

EXHIBIT A

PRODUCTS, PRICES, LEAD TIMES AND SPECIFICATIONS

1. Agreed Lead Times and prices

ITEM	LEAD TIME (WEEKS)	PRICE (USD)
01144-60001	20	[redacted]
01156-82103	20	
01156-82104	20	
01156-82105	20	
01156-82106	20	
01156-82107	20	
01156-82108	20	
10070-60003	20	
10070-60004	20	
10073-60003	20	
10073-60004	20	
10074-60003	20	
10074-60004	20	
10076-60001	20	
10076-60002	20	
10077-60001	20	
10467-68701	20	
16517-82104	20	
16517-82106	20	
5081-7690	20	
5081-7696	20	
5081-7697	20	
5081-7705	20	
8710-2063	20	
N2790-60001	20	
N2790-68700	20	
N2790-68701	20	

2. Adjusting prices for exchange rate fluctuations

   2.1. Pricing adjustments due to exchange rate fluctuations will occur quarterly on January 1st, April 1st, July 1st, and October 1st.

   2.2. The original base exchange rate is 80 Yen to dollar.

   2.3. The base exchange rate will be modified for future quarters each time prices are adjusted as part

of this process.

2.4. The base exchange rate will be compared with the average of the first weekday of each of the three (3) months preceding the upcoming effective date.

2.4.1. Example

Effective date = January 1st

Use average of exchange rates on October 1st, November 1st, and December 1st immediately preceding the effective date.

2.5. The average exchange rate will be use www.x-rates.com as the data source.

2.6. If the newly established average exchange rate exceeds +/- five (5) percent compared with the base exchange rate, the difference will be equally shared by Agilent and CUI to establish "EXCHANGE RATE ADJUSTMENT". No action will be taken if the newly established average does not exceed +/- five (5) percent compared to the base exchange rate.

2.7. The prices in place on the weekday immediately preceding the effective date will be modified by adding the "EXCHANGE RATE ADJUSTMENT" to the current price.

2.8. The EXCHANGE RATE ADJUSTMENT is capped at ten (10) percent.

2.9. Example

Current Unit Price: 100 USD
Base Exchange Rate: 80 Yen to USD
Newly Established Average Exchange Rate: 70 Yen to USD
Percent Change: (80-70)/80 = .125 = 12.5%
EXCHANGE RATE ADJUSTMENT: .125/2 = .0625 = 6.25%
New Unit Price: 100 *1.0625 = 106.25 USD

2.10. Pricing will be effective with the next purchase order placed after the pricing is agreed.

ⱡK

<u>**EXHIBIT B**</u>

AGILENT SUBCONTRACTORS

The following are Agilent Eligible Buyers which may place Orders with CUI for Agilent Products and/or Components:

Celestica Electronics (M) Sdn Bhd
No 10 & 10A, Jalan Bayu,
Kawasan Perindustrian Hasil,
81200 Johor Bahru Malaysia

Jabil Circuit Sdn.Bhd
Penang Manufacturing
Plot 56, Hilir Sungai Keluang 1,
Bayan Lepas Industrial Park,
Phase 4, 11900 Penang, Malaysia

Jabil Circuit, Inc.
Tempe Manufacturing
615 S. River Drive
Tempe, AZ 85281 USA

Jabil Circuit, Inc.
Jabil San Jose
San Jose Manufacturing
30 Great Oaks Boulevard
San Jose, CA 95119 USA

Venture Electronics International, Inc.
6701 Mowry Avenue,
Newark, CA 94560 USA

Venture Pintarmas Sdn Bhd
No 6, Jalan Kempas 5/2,
Tampoi, 81200 Johor Bahru,
Johor, Malaysia

Venture Electronics Services (M) Sdn Bhd

Plot 44, Bayan Lepas Industrial Park IV,
11900 Penang Malaysia

Zollner Elektronik AG
Industriestraße 2 - 14
D - 93499 Zandt
Germany

Zollner Electronic (Taicang) Co., Ltd.
Foreign Industry Park Building A28
105 Shanghai Dong Road
215400 Taicang City
Jiangsu Province, P.R. China

EXHIBIT C

Not a part of this agreement.

EXHIBIT D

SUPPORT TERMS

1. GENERAL TERMS

1.1 Scope. Supplier will provide maintenance and support services to Agilent as specified in these Support Terms to allow the parties to provide effective service to end user customers of the Products ("Customers"). Unless otherwise agreed, Agilent will serve as the primary support contact with Customers and as liaison between Customers and Supplier, when required, with respect to the coordination of support. The obligations of each party are specified below.

1.2 Definitions. The following capitalized terms will have these meanings when used in these Support Terms:

1.2.1 "Action Plan" means the initial plan to be created and implemented by Supplier in response to an Agilent Problem Resolution or Escalation request. At a minimum, the Action Plan must contain the following:

a. Problem Statement;
b. List of all key Agilent, Supplier and Customer contacts and their managers;
c. Actions to be taken;
d. Purpose and desired result for each action;
e. Expected completion time; and
f. Contingencies or alternatives if desired results are not achieved.

1.2.2 "Escalation" is the process described in Article 4 below through which Agilent declares that a Customer situation requires immediate action. Under this process, the nature and severity of the problem is raised in each party's organization and additional resources are allocated as specified in these Support Terms toward solving the problem.

1.2.3 "Extended Coverage" means availability to perform support

services outside of Standard Coverage, including maintaining a resource available through a pager number for Agilent to use in the event such services are required.

1.2.4 "Fix" means a change in a Product that removes a problem in that product. A Fix must be designed and tested so that it can be distributed to all Customers. A Fix may be temporary or permanent. A temporary Fix may be a patch or bug fix that temporarily modifies a Product or any software in the product without rebuilding that product. A permanent Fix provides a permanent solution to the problem, agreed upon by both Agilent and the Supplier.

1.2.5 "Parts" means replacement parts, components, consumables or other products that are provided by Supplier to repair Products or as additions to Products.

1.2.6 "Problem Resolution" is the process described in Article 3 below through which Agilent submits a Service Request to notify Supplier when a problem (such as a fault or defect) is suspected in a Product. Under this process, Agilent confirms the problem diagnosis with Supplier, and the parties cooperate to resolve the problem to the Customer's satisfaction.

1.2.7 "Service Request" means a request for corrective action on a problem suspected in a Product or a problem that Agilent, after analysis, is not able to correct satisfactorily through Technical Assistance.

1.2.8 "Support Information" means Product Service Information and a Knowledge Data Base of known problems related to Supplier's support of Products as further described in Appendix IV to these Support Terms.

1.2.9 "Standard Coverage" means availability to perform the services described in these Support Terms Monday through Friday, excluding Supplier's local national holidays, from 8:00 a.m. to 5:30 p.m. in the Supplier's time zone.

1.2.10 "Status Update" means Supplier's summary of the problem, describing the possible cause and the incremental work to be performed to reach resolution, including the Action Plan and the availability date of a Fix.

1.2.11 "Technical Assistance" is the process described in Article 2 below through which Agilent obtains assistance from Supplier in the support of Customers. Technical Assistance includes the exchange of information, such as product configuration, product operation, or other necessary answers or assistance to support questions.

1.2.12 "Tracking System" means an electronic database to be maintained by the parties for updating and communicating information pertaining to Service Requests, Technical Assistance, Problem Resolution and Escalation. The particular type of Tracking System will be mutually determined, as more particularly described in Section 1.7 below.

1.2.13 "Workaround" means a temporary solution or temporary Fix that restores operational capability for the Product, without severely compromising the performance of that product, until a permanent Fix is available. A Workaround can be a change in the configuration or a change in Customer documentation.

1.3 General Obligations. Each party agrees to the following general terms:

1.3.1 For each Product, Supplier will develop a product support plan incorporating Agilent's support planning processes and support recommendations.

1.3.2 Unless expressly authorized under these Support Terms, neither party will commit resources of the other to Customers.

1.3.3 Both parties will provide such information to each other as is needed to implement these Support Terms, subject to the confidentiality and licensing provisions of this Agreement. Unless otherwise specified, all such information will be used by the other party solely for its internal use to fulfill its obligations under these Support Terms.

1.3.4 When either party makes changes to its support policies and procedures that may affect its ability to support Customers or the other party under these terms, the party making the changes will inform the other party's Strategic Support Contact listed in Section 1.4 below of such changes in accordance with the procedures described in these Support Terms.

1.3.5 Nothing in these Support Terms permits either party to represent itself as certified or authorized by the other party to maintain or repair the other party's products. However, nothing in these Support Terms prohibits either party from independently supporting the other party' products; provided that each party acknowledges that, except as expressly granted hereunder or in this Agreement, no licenses are granted to the other to use that party's confidential technical information or other intellectual property.

1.4 Strategic and Technical Support Contacts. Supplier and Agilent have each designated in Appendix I a Strategic Support Contact and a Technical Support Contact. The Strategic Support Contacts will be the focal points for general relationship and process issues and will be responsible for managing the overall relationship of the parties. The Technical Support Contacts will be the focal points for Customer technical issues, including Technical Assistance, Problem Resolution and Escalation. Technical and Strategic Support Contacts may be changed at any time upon written notice to the other party.

1.5 Status Review Meetings. Supplier and Agilent Strategic Support Contacts or their designees will meet on a regular basis for the purpose of reviewing the effectiveness of their support relationship, suggesting changes, implementing improvements and sharing technical information. Meetings will take place at least annually.

1.6 Communications Between Parties. Any support-related communications required or permitted to be given under these Support Terms will be made by telephone or by e-mail to the appropriate contact, provided that any e-mail messages must conform to the terms and conditions specified in the Agilent EDI Exhibit attached hereto as Appendix II.

1.7 Problem Tracking System. The parties agree to implement and maintain a problem tracking database (the "Tracking System") for inputting, accessing and updating information on Service Requests, Technical Assistance, Problem Resolution and Escalation. The particular requirements for maintaining this Tracking System for each type of support are described in the Articles below. The Tracking System may be maintained by Supplier at its site with Agilent permitted read-only access at no cost. Alternatively, Agilent may designate a specific Agilent Tracking System for use by Agilent and Supplier to maintain and track required information. If an Agilent Tracking System is used, Supplier will have electronic access to information at no cost, subject to Agilent standard access and confidentiality requirements specified in the EDI

Exhibit.

1.8 Response Times. Supplier agrees to respond to Agilent requests for Technical Assistance, Problem Resolution and Escalation as soon as possible after receipt of the request, but in no event later than the response times specified in Appendix III to these Support Terms, in accordance with the problem classification listings in that Appendix.

2. TECHNICAL ASSISTANCE

2.1 Agilent Request For Technical Assistance.

2.1.1 When making a request for Technical Assistance, Agilent will provide the following information to Supplier: (a) description of the situation; (b) the Agilent assigned call classification identification number; and (c) the call back phone number if different from the Technical Support Contact phone number listed above.

2.1.2 When Agilent requests Technical Assistance during Standard Coverage hours, the Supplier's Technical Support Contact must be available on the dedicated telephone number established by the Supplier for Agilent.

2.1.3 Technical Assistance to Agilent during Extended Coverage hours will be made, when possible, by prior arrangement, except in the case of an Escalation. During an Escalation, if an Agilent field engineer is on-site or immediate assistance is needed by Agilent or Agilent's Customer, Supplier will return a call to Agilent within thirty (30) minutes of receipt of such call.

2.1.4 Supplier will take all necessary steps to resolve the Technical Assistance request and provide Agilent with the resolution and all available information as soon as it is available but no later than the response times specified in Appendix III.

2.2 Technical Assistance Records.

2.2.1 Supplier will keep a record of all Technical Assistance requests in the Tracking System and update their current status. As soon as possible after final resolution, Supplier will input a detailed description of the Technical Assistance request and resolution in the Tracking System.

2.2.2 Technical Assistance records will include, at a minimum, the following information:

   a. Agilent call identification number and Supplier call tracking number.
   b. Time and date of initial call.
   c. Names of call participants.
   d. Times and dates of subsequent calls to Customer or Agilent.
   e. Model, version and serial number of Products involved.
   f. Steps taken to diagnose and remedy the problem.
   g. Any Action Plan required for follow-up or resolution.
   h. Date and time of resolution.

2.3 Closing Technical Assistance Request. After a Technical Assistance request is resolved and the resolution information is communicated to Agilent and documented in the Tracking System, Agilent will contact Supplier to close the request.

3. PROBLEM RESOLUTION

3.1 Requesting Problem Resolution Service.

3.1.1 Agilent will receive defect reports, inquiries and problem calls about Products from Agilent's Customers. If Agilent is unable to resolve a problem after Technical Assistance and after reasonable efforts, Agilent may provide Supplier with a Service Request.

3.1.2 When making a Service Request, Agilent will provide the following information in addition to the information required when requesting Technical Assistance listed in Section 2.2.2 above:

   a. Agilent Service Request number.
   b. Problem description.
   c. Description of diagnostic work performed and data collected by Agilent.
   d. Action being requested (e.g. remedying or assisting in isolating the fault)
   e. Problem classification pursuant to the definitions in Appendix III.

3.2 Problem Resolution Process.

3.2.1 After Supplier receives a Service Request, it will acknowledge receipt and then confirm Agilent's diagnosis of the problem,

including reproducing the problem at Supplier's facility. Supplier will take appropriate corrective action on the Service Request to resolve the problem as soon as possible, but in no event later than the response times specified in Appendix III, according to the classification of the problem.

3.2.2 In the event that neither Agilent nor Supplier is able to isolate and resolve a Critical or Serious situation, Agilent may require that Supplier dial into the Customer's system directly or send a qualified engineer to the Customer site to assist Agilent in analyzing and troubleshooting the problem. Supplier will provide any necessary diagnostic tools to troubleshoot the problem on site.

3.2.3 Supplier will provide an Action Plan within the response times listed in Appendix III, based on Agilent's classification of the problem. An Action Plan may require Supplier to: (a) reprioritize its other activities in order to meet the commitment to solve a Customer problem; (b) increase resources to address the problem; (c) remote dial into a Customer system for direct observation; or (d) deploy engineers on-site.

3.2.4 Supplier will notify Agilent upon resolution of the problem or upon the availability of a Fix or Workaround. If a permanent resolution cannot be achieved within the response times specified in Appendix III, Supplier will notify Agilent of any modification to the original Action Plan and the anticipated availability of a permanent problem resolution. However, any permanent resolution outside the response times specified in Appendix III must be approved by Agilent.

3.2.5 Supplier will enter in the Tracking System all Status Updates, Action Plans and other communications requested by Agilent's Technical Support Contact. Supplier will provide Status Updates to Agilent at least every two (2) days or upon request until resolution of the Service Request. Supplier may request additional information from the Agilent Technical Support Contact in order to meet the response times specified in Appendix III.

3.3 Problem Resolution Records.

3.3.1 Supplier will keep records of all Service Requests in the Tracking System and update their current status. Supplier will also be

responsible for accessing, reviewing, and updating defect information related to the Products.

3.3.2 Escalation records will include, at a minimum, the items listed in Sections 2.2.2 and 3.1.2 above along with the following information:

a. Summary of the problem as finally diagnosed.
b. Detailed description of the causes and symptoms.
c. Actions taken to resolve the situation.
d. Time and date of Problem Resolution request and final resolution.
e. Likelihood of problem recurring and recommended action in the event of a recurrence.
f. Supplier and Agilent Service Request numbers for cross reference purposes.
g. Fix or Workaround implemented and how and when available.
h. Tests performed on the Fix or Workaround.
i. If only temporary Fix or Workaround is available, the Action Plan for permanent Fix.

3.4 Closing Problem Resolution Request.

3.4.1 Supplier will contact Agilent within one hour following resolution to notify Agilent that the problem has been resolved and that full resolution information is documented in the Tracking System.

3.4.2 After problem resolution has been communicated to Agilent and verified by agreement of Agilent and the Customer, Agilent will notify Supplier that Agilent is closing the Problem Resolution and Service Request.

4. ESCALATION

4.1 Requesting An Escalation.

4.1.1 If Agilent determines that additional attention and extra resources from the Supplier are needed to resolve a Customer situation or to assist an Agilent engineer on-site, Agilent may request an Escalation. Supplier will cooperate with Agilent by following the Escalation procedures set forth below.

4.1.2 When requesting Escalation, in addition to the information

required under Problem Resolution in Section 3.1.2 above, Agilent will provide:

a. Caller's location.
b. Any currently installed Fixes or Workarounds.
c. Reason for escalation.
d. Steps taken to resolve problem.
e. Any Service Requests issued with respect to the problem.

4.2 Response To Escalations. Supplier will continue to cooperate with Agilent until the Escalation is resolved in a manner satisfactory to the Customer, or until Agilent and Supplier mutually agree that all reasonable means of resolution have been exhausted. Supplier will respond to an Escalation from Agilent twenty-four (24) hours per day, seven (7) days per week when the situation is judged by Agilent as being critical, in accordance with the response times specified in Appendix III.

4.3 Escalation Process. During Standard Coverage hours, Agilent's Technical Support Contact may contact Supplier's Technical Support Contact to request Escalation. To initiate an Escalation during Extended Coverage hours, Agilent will call the Supplier's pager number. Agilent will follow-up by e-mail with any additional information available at the time. Supplier will have primary responsibility to resolve the Escalation. If Service Requests are produced as a result of the Escalation, the procedure defined above for Problem Resolution must be followed.

4.4 Escalation Records.

4.4.1 Supplier will keep a record of all Escalation requests in the Tracking System and update their current status.

4.4.2 Escalation records will include, at a minimum, the items listed in Section 3.3.2 above along with the following information:

a. Time and date of initial call for Escalation.
b. Names of individuals participating in the call.
c. Times and dates of subsequent calls to Customer or Agilent.
d. Steps taken to diagnose and remedy the problem.
e. Any Action Plan required for follow-up or resolution.
f. Date and time of final resolution.

4.5 Escalation Supervisor.

4.5.1 Once Escalation has been requested, each party will designate an Escalation Supervisor, in addition to the identified Technical Support Contact, who will perform the duties listed below. Each party will provide its Escalation Supervisor's telephone number and e-mail address to the other party's Technical Support Contact within 30 minutes of an Escalation Request. Once designated, these individuals will establish and maintain direct contact with their counterparts as needed or as requested by either Technical Support Contact until the Escalation is downgraded.

4.5.2 Escalation Supervisors will have the following responsibilities:

a. Supervise escalation communications between Agilent and Supplier.

b. Assign additional factory or lab resources for escalated problem support.

c. Provide Status Updates and establish other follow-up procedures.

d. Review Action Plans.

e. Ensure prompt response to escalated problem.

4.5.3 If, at any time during Escalation, Agilent reasonably believes the problem is not being handled to the Customer's satisfaction or the Supplier is not responding adequately to requests for assistance, the respective Escalation Supervisor will be notified. The Escalation Supervisors will then work together to resolve the issue.

4.6 The Role Of Technical Support Contact During Escalations. The Supplier's Technical Support Contact will prepare an Action Plan as quickly as possible but not to exceed four hours after initial request for Escalation. This Action Plan may be modified by mutual agreement of the parties or by Agilent in its sole discretion, if a modification is deemed necessary by Agilent to manage the Escalation.

4.7 On-Site Technical Support. To meet Escalation requirements outlined in the Action Plan, Agilent may require Supplier to send a knowledgeable technical engineer to the Customer site or to a designated Agilent entity or division, if Agilent is able to duplicate a problem remotely. If Agilent and Supplier determine that a problem is not caused by the Products or Fixes or Workarounds to such products, Supplier may charge Agilent its then-current standard, on-site rates, plus reasonable travel and lodging expenses, for Supplier's on-site services. In no event will such charges to Agilent exceed *$1500* per day.

4.8 Monitor Phase. A Monitor Phase may be implemented by Agilent to evaluate the situation over a period of time to verify that the problem

has been resolved to the Customer's satisfaction. The Monitor Phase starts after a resolution is provided to the Customer. When the problem has been resolved to the Customer's satisfaction, the Monitor Phase is terminated and the Escalation is closed by Agilent. Both Agilent and Supplier will coordinate monitoring activities. Agilent will determine the length of the Monitor Phase.

4.9 Closing An Escalation. When Agilent and the Customer agree that the problem has been resolved satisfactorily or the situation no longer requires Escalation, the Escalation will be closed by Agilent at the end of the Monitor Phase. The Tracking System will then be updated as necessary by Supplier to record the results of the Monitor Phase, including any actions taken, results of those actions, likelihood of problem reoccurrence and recommended future actions.

5. SUPPLIER SUPPORT INFORMATION

5.1 Support Information. Supplier will provide to Agilent, at no cost, the Support Information listed in Appendix IV. Agilent may use, copy and distribute this information as needed to assist Agilent with its support of Customers.

5.2 Delivery Of Information. Supplier will provide to Agilent its most current version of the Support Information on an on-going basis as soon as the information is available. Supplier will provide these documents in a hard copy and electronic format that is mutually agreeable. Supplier will send these documents to the identified Agilent Technical Support Contact and Strategic Contact through the mail system, and, if possible, through e-mail. Agilent may review these documents and request that additional information be included in order to support the Products. Supplier will add the requested additional information in these documents within two weeks after such request is made by Agilent.

5.3 Product Changes. Supplier will notify Agilent of any enhancements, modifications or other changes in any OEM Product that may affect Agilent's ability to support that Product. In addition, Supplier will supply to Agilent at no charge a reasonable number of copies of documentation or other materials associated with any such change to a Product.

6. DIAGNOSTIC TOOLS, PARTS AND UPGRADES

6.1 Diagnostic Tools. Supplier will provide Agilent at no charge with appropriate troubleshooting techniques, methodologies, procedures, and diagnostic tools to assist Agilent in support of the Products and to enable Agilent engineers to isolate problems. Supplier grants Agilent the right to use, copy, sublicense and distribute these tools and procedures to assist Agilent with its support of Customers.

6.2 Repairs And Upgrades. Supplier will make available to Agilent, at no charge, all Parts and Fixes necessary for the repair or upgrade of Products. Supplier will ensure that all Parts and Fixes shipped for Product repair or upgrade will be at the current revision level. Agilent will not be responsible for returning any defective or replaced Parts to Supplier.

7. TRAINING

7.1 Training. Supplier will, at no charge, provide to Agilent a sufficient number of technical training sessions regarding the maintenance and support of the Products to allow Agilent personnel to support fully the Products. Such training will be provided at mutually agreeable times and locations. Training will include theory of operation and documentation, use of diagnostic tools and other trouble shooting techniques, and other information pertinent to the support of the Products. If the Products are enhanced, modified or otherwise changed so that their supportability is affected, Supplier will offer additional training regarding such changes.

7.2 Agilent's Rights In Training Classes And Materials. Agilent may, at no charge, use, reproduce, modify, display and perform either internally or for Agilent's Customers, all training classes, methods, and materials supplied or developed by Supplier under these Support Terms. Agilent's use may be in any manner Agilent reasonably deems appropriate.

EXHIBIT E

Agilent Technologies | **CONFIDENTIAL DISCLOSURE AGREEMENT**

Effective Date: _____

The parties as specified below agree on the following terms:

I. Definition of Confidential Information

1. In this Agreement, Confidential Information shall mean information exchanged on or after the Effective Date, which:

   (a) is disclosed by both parties, or, if checked here, is disclosed ☐ only by Participant or ☐ only by Agilent, whether the disclosure is made to or by a party hereunder or any of its Associates,

   (b) concerns _____,

   (c) is *MARKED AS BEING CONFIDENTIAL* at the time of disclosure, or if unmarked (e.g. orally or visually disclosed), is designated as being confidential at the time of disclosure and is confirmed as such in writing by the disclosing party within thirty days of the disclosure, and

   (d) prior to receipt from the disclosing party was neither publicly available nor in the receiving party's possession without a duty of confidentiality.

2. Information shall cease to qualify as Confidential Information once it becomes publicly available without breach of this Agreement, is rightfully obtained by the receiving party from another source without a duty of confidentiality, or is independently developed or ascertained by the receiving party.

3. In this Section I, the term 'receiving party' shall include such party's Associates.

   An Associate is any subsidiary, parent, subsidiary of the parent, or corporate affiliate of a receiving party, whether any such relationship is of direct or indirect nature.

II. Obligations

1. Confidential Information may only be used:

   (a) if received by Participant or its Associates, for the purpose of _____

   (b) if received by Agilent or its Associates, for the purpose of _____

2. A party receiving Confidential Information shall use the same degree of care, but in any case no less than a reasonable degree of care, to prevent unauthorized use, dissemination or publication thereof, as it uses to protect its own information of a similar confidential nature.

3. The obligations under this Section II shall:

   (a) not apply to information that is required to be disclosed under operation of law, provided the disclosing party has been given reasonable advance notice to object such disclosure,

   (b) terminate three years or, if filled in here, then _____ after the Effective Date.

III. Warranties

1. A receiving party may pass Confidential Information to its Associates and hereby warrants that these Associates will abide by all terms and conditions of this Agreement.

2. Each party warrants that it has the right to make the disclosures under this Agreement.

3. NO OTHER WARRANTIES ARE MADE BY EITHER PARTY UNDER THIS AGREEMENT. CONFIDENTIAL INFORMATION IS PROVIDED "AS IS" WITH NO WARRANTY AS TO ITS ACCURACY OR COMPLETENESS.

IV. Miscellaneous

1. Without regard to choice of law provisions, this Agreement is governed by and will be construed in accordance with the laws of the State of New York and the USA or, if filled in here, then the laws of _____.

2. Neither party acquires any intellectual property rights under this Agreement except the rights granted in Section II.1.

3. This Agreement imposes no obligation on either party to purchase, sell, license, transfer or otherwise dispose of any technology, services or products.

4. This Agreement does not create any agency or partnership relationship.

5. Any modification to this Agreement must be made in writing and signed by the party against whom such modification is sought to be enforced.

6. A receiving party will comply with all applicable export laws.

Agilent

Agilent Technologies _____

(e.g. Inc.; France S.A.; Japan, Ltd.; UK Ltd.; Manufacturing GmbH & Co KG etc.)

Address: _____

Address: _____

Senior Mgr.'s Signature:

Printed Name: _____

Title, Entity/Division: _____

Participant

Company Name: _____

Address: _____

Address: _____

Authorized Signature:

Printed Name: _____

Title: _____

EXHIBIT F

RECIPIENTS FOR RECEIPT OF NOTICE

Notices:

Any notice or other communication required or permitted to be given hereunder will be in writing and will be delivered in person, by a reputable courier, transmitted by telecopy, EDI or similar means of recorded electronic communication or sent by certified mail, return receipt requested, charges prepaid, addressed as follows:

a) if to Agilent:

Agilent Global Account Manager
Agilent Technologies, Inc.
1615 75th Street S.W.
Suite 210
Everett, WA 98203
Telephone No. 425-356-6134
Attention: Patrick McCann
e-mail: Patrick_mccann@agilent.com

with a copy to:

Agilent Technologies Microwave Products (M) Sdn. Bhd.
Bayan Lepas Free Industrial Zone;
Penang, PG 11900; MALAYSIA
Telephone No. 604-643-0611
Attention: Rohana Isahak
e-mail: ROHANA_ISAHAK@agilent.com

b) if to CUI:

CUI, Inc.
20050 SW 112th Ave
Tualatin, OR 97062
Attn: Mark Adams
503.612.2338
madams@cui.com

with a copy to:

CUI, Inc.
20050 SW 112th Ave
Tualatin, OR 97062
Attn: Gerri Orr
503.612.2306
gorr@cui.com

c) For all discontinuance notices: e-mail: corp_discontinuance@agilent.com

EXHIBIT G

EXAMPLE ONLY

TECHNOLOGY

QUALITY

RESPONSIVENESS

DELIVERY

COST

ENVIRONMENT

BUSINESS

Agilent Technologies

Agilent Technologies Confidential & Proprietary Document
Revision Date: 22Jan2002

INTRODUCTION:

Agilent supplier management strategy is based on developing strong working relationships with its suppliers. The results Agilent seeks will not occur from random sourcing or selecting suppliers solely on competitive quotations. It will result from working closely with the best existing suppliers to improve quality, productivity and all other elements of supplier performance.

The basic strategy entails establishing mutual performance expectations and measures, providing supplier performance feedback, initiating corrective actions to ensure continuous improvements, and rewarding the best suppliers with the opportunity for future new business. The TQRDCE program provides a framework for effective communication between Agilent and its suppliers regarding the specific elements of supplier performance. The result of establishing our expectations and supplier performance feedback will ensure maximum customer satisfaction and increased profitability for all contributors to the system. To accomplish these objectives Agilent will:

- Establish and maintain long-term commitments
- Obtain mutual agreement on expectations and metrics
- Utilize a team approach to achieve performance improvements

Successful supplier performance in the areas of Technology, Quality, Responsiveness, Delivery, Cost and Environment is expected and necessary for both parties to achieve repeat business, increased sales and profitable growth.

COMMON PROCUREMENT OBJECTIVE:

CUI must maintain a competitive advantage by providing materials of the highest quality and lowest total cost, with the best delivery, responsiveness, and technology available, selecting fewer but better suppliers.

EXAMPLE TQRDCE PERFORMANCE CRITERIA:

PCA TQRDC EXAMPLE	TQRDC-PCA-4GSA.doc
BOX-BUILD & SUBASSEMBLY EXAMPLE	"Box TQRDC Paper Form-4GSA.doc"
PCB EXAMPLE (IF PROVIDING PCB FAB)	tqrdc-pcb-4GSA.DOC
ENVIRONMENTAL CRITERIA	"E of TQRDCE-4GSA.doc"

EXHIBIT H

PRODUCT ADDENDUM

PRODUCT ADDENDUM # ______ TO

______________________________ AGREEMENT BY AND BETWEEN

AGILENT TECHNOLOGIES, INC.

AND

____

This Product Addendum # ________ amends the Manufacturing Agreement between Agilent Technologies, Inc. ("Agilent") and ________________________ ("Supplier") dated as of ____________________, as amended (the "Agreement").

Agilent and Supplier hereby agree to amend the Agreement as follows:

1. Pursuant to Section 1.4 of the Agreement, Agilent and Supplier agree to add the following Products to the Agreement: [list new Products].

2. [Amend the terms of the Agreement as necessary for the new Products.]

3. [Add additional terms to the Agreement as necessary for the new Products.]

4. [Identify those terms of the Agreement, if any, that will not apply to the new Products.]

5. [List new exhibits for the new Products.]

6. This Product Addendum constitutes the entire agreement between the Parties and incorporates all prior agreements and amendments by reference. Except as expressly amended by this Product Addendum, all other terms and conditions of the Agreement shall remain in full force and effect. All capitalized terms used in this Product Addendum but not otherwise defined herein, shall have the meaning assigned to them in the Agreement.

AGREED:

AGILENT TECHNOLOGIES, INC.	SUPPLIER
By: ____________________	By: ____________________
Name: ____________________	Name: ____________________
Title: ____________________	Title: ____________________
Date: ____________________	Date: ____________________